As filed with the Securities and Exchange Commission on October 30, 2017.

Registration No. 333-220945

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bandwidth Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	56-2242657
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

900 Main Campus Drive

Raleigh, NC 27606

(800) 808-5150

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David A. Morken

Chairman and Chief Executive Officer

Bandwidth Inc.

900 Main Campus Drive

Raleigh, NC 27606

(800) 808-5150

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Benjamin, Esq. John Chory, Esq. Shagufa Hossain, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 906-1200	W. Christopher Matton, Esq. General Counsel Bandwidth Inc. 900 Main Campus Drive Raleigh, NC 27606 (800) 808-5150	Sophia Hudson, Esq. Richard D. Truesdell Jr., Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Class A common stock, $0.001 par value per share	4,600,000	$22.00	$101,200,000	$12,600

(1)	Includes 600,000 shares of Class A common stock that the underwriters have the option to purchase from the Registrant.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended.
(3)	The Registrant previously paid $12,027 of the registration fee with previous filings of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Bandwidth Inc. is filing this Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-220945) solely to file Exhibits 5.1, 10.2 and 23.2 and to update the table in Item 13 of Part II. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. No changes are being made to the preliminary prospectus or Items 14, 15 or 17 of Part II to the Registration Statement. Accordingly, the preliminary prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the Class A common stock being registered. All amounts are estimates except for the Securities and Exchange Commission (“SEC”), registration fee, the FINRA filing fee and the exchange listing fee.

Amount Paid or to Be Paid
SEC registration fee	$12,600
FINRA filing fee	14,850
Exchange listing fee	125,000
Printing and engraving expenses	350,000
Legal fees and expenses	2,500,000
Accounting fees and expenses	1,200,000
Blue sky fees and expenses	15,000
Transfer agent and registrar fees and expenses	7,000
Miscellaneous expenses	35,550

Total	$4,260,000

Item 14. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

In connection with the sale of common stock being registered hereby, we have entered into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and our second amended and restated certificate of incorporation and bylaws.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

Since August 1, 2014, we sold the following securities on an unregistered basis:

•	We granted to our directors, officers, employees, and consultants options to purchase an aggregate of 276,930 shares of our Old Class B common stock under our 2010 Equity Compensation Plan at exercise prices ranging from $22.91 to $46.00 per share. The exercise prices of these options to purchase shares of our Old Class B common stock granted between August 1, 2014 and November 30, 2016 reflect adjustments to reflect the allocation of value associated with the Spin-Off of Republic Wireless. The unadjusted exercise price of these options to purchase shares of our Old Class B common stock granted between August 1, 2014 and November 30, 2016 range from $40.48 to $42.39 per share.

•	Holders of options to purchase shares of our Old Class B common stock exercised options to purchase an aggregate of 12,312 shares of our Old Class B Common stock at exercise prices ranging from $25.64 to $29.75 per share. Each holder of these exercised options exercised the applicable option prior to the Spin-Off of Republic Wireless. Giving effect to the allocation of value associated with the Spin-Off of Republic Wireless, the adjusted exercise prices of such options would have been $14.51 to $16.84 per share.

•	Holders of options to purchase shares of our Old Class A common stock exercised options to purchase an aggregate of 139,539 shares of our Old Class A common stock at exercise prices ranging from $4.79 to $20.75 per share. Giving effect to the allocation of value associated with the Spin-Off of Republic Wireless, the adjusted exercise prices of such options would have been $2.71 to $11.74 per share.

•	Holders of warrants to purchase shares of our Old Class A common stock and similar rights exercised warrants and similar rights to purchase an aggregate of 15,176 shares of our Old Class A common stock at exercise prices ranging from $0.001 to $25.64 per share. Giving effect to the allocation of value associated with the Spin-Off of Republic Wireless, the adjusted exercise prices of such warrants would have been $0.001 to $14.51 per share.

•	We granted to Carmichael, Mr. Bowen and Ms. Bowen warrants to purchase an aggregate of 4,531 shares of our Old Class B common stock at an exercise price of $6.572 per share.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales and issuances of the above securities were exempt from registration under the Securities Act (or Regulation D) by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering, or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

(b) Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit number	Description of Exhibit
1.1†	Form of Underwriting Agreement.

2.1†	Reorganization Agreement, dated as of November 30, 2016, by and between Bandwidth.com, Inc. and Republic Wireless, Inc.

3.1†	Form of Second Amended and Restated Certificate of Incorporation (to be in effect upon the closing of this offering).

3.2†	Form of Second Amended and Restated Bylaws (to be in effect upon the closing of this offering).

4.2†	Investors’ Rights Agreement.

4.3†	Form of Buy-Sell Agreement.

5.1	Opinion of Latham & Watkins LLP.

10.1†	Credit and Security Agreement among Bandwidth.com, Inc., Keybank National Association, Keybanc Capital Markets Inc., Pacific Western Bank, Fifth Third Bank and Silicon Valley Bank, dated as of November 4, 2016.

10.2#	Form of Indemnification Agreement between Bandwidth Inc. and each of its Executive Officers and Directors.

10.3#†	2001 Stock Option Plan and forms of awards thereunder.

10.4#†	2010 Equity Compensation Plan and forms of awards thereunder.

10.5#†	Employment Agreement, dated as of October 1, 2008, by and between Bandwidth.com, Inc. and John Murdock.

10.6#†	Employment Agreement, dated as of May 3, 2010, by and between Bandwidth.com, Inc. and W. Christopher Matton.

10.7#†	Employment Agreement, dated as of September 16, 2011, by and between Bandwidth.com, Inc. and Jeff Hoffman.

10.8#†	Employment Agreement, dated as of January 1, 2015, as amended on March 9, 2017, by and between Bandwidth.com, Inc. and David A. Morken.

10.9#†	Employment Agreement, dated as of March 1, 2017, by and between Bandwidth.com, Inc. and Henry R. Kaestner.

10.10#†	Consulting Agreement, dated as of February 22, 2010, by and between Bandwidth.com, Inc. and Carmichael Investment Partners, LLC.

10.11†	Office Lease, by and between Venture Center LLC and Bandwidth.com, Inc., dated January 22, 2013, as amended to date.

10.12†	Sublease, by and between Allied Telesis Capital Corporation and Bandwidth.com, Inc., dated December 1, 2015.

10.13†	Facilities Sharing Agreement, by and between Bandwidth.com, Inc. and Republic Wireless, Inc., dated November 30, 2016.

10.14†	Transition Services Agreement, by and between Bandwidth.com, Inc. and Republic Wireless, Inc., dated November 30, 2016.

Exhibit number	Description of Exhibit

10.15†	Transition Services Agreement, by and between Republic Wireless, Inc. and Bandwidth.com, Inc., dated November 30, 2016.

10.16†	Tax Sharing Agreement, by and between Bandwidth.com, Inc. and Republic Wireless, Inc., dated November 30, 2016.

10.17†	Employee Matters Agreement, by and between Bandwidth.com, Inc. and Republic Wireless, Inc., dated November 30, 2016.

10.18†	Master Services Agreement, by and between Bandwidth.com, Inc. and Republic Wireless, Inc., dated November 30, 2016.

10.19†	Master Service Agreement, by and between Level 3 Communications, LLC and Bandwidth.com, Inc, dated March 14, 2008, as amended to date.

10.20†	Form of Conversion Lock-up Agreement between Bandwidth Inc. and the Key Holders.

10.21†	2017 Incentive Award Plan, and forms of award agreements thereunder.

21.1†	List of subsidiaries of Bandwidth Inc.

23.1†	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.3†	Consent of Kilpatrick Townsend & Stockton LLP.

24.1†	Power of Attorney (included on signature page).

†	Previously filed.
#	Indicates a management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Raleigh, North Carolina, on the 30th day of October, 2017.

BANDWIDTH INC.

By:	/s/ David A. Morken
David A. Morken
Cofounder, Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David A. Morken David A. Morken	Cofounder, Chief Executive Officer and Chairman (Principal Executive Officer)	October 30, 2017

/s/ Jeffrey A. Hoffman Jeffrey A. Hoffman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 30, 2017

/s/ John C. Murdock John C. Murdock	President and Director	October 30, 2017

* Henry R. Kaestner	Cofounder and Director	October 30, 2017

* Brian D. Bailey	Director	October 30, 2017

* Douglas A. Suriano	Director	October 30, 2017

*By:	/s/ W. Christopher Matton
Name: W. Christopher Matton
Title: General Counsel